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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                       Nanophase Technologies Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    630079101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d - 1(b)
                              [ ]   Rule 13d - 1(c)
                              [X]   Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  2   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Fund II, L.P.                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       PN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  3   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Management Partners II, L.P.                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       PN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  4   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Partners, L.P.                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       PN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  5   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Corporation                                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Illinois                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       CO                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  6   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Fund, L.P.                                            |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       PN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  7   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Development Corporation                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Illinois                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       CO                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  8   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Steven Lazarus                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       IN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  9   of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Keith Crandell                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       IN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  10  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Robert Nelsen                                                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |          0                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |          0                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |          0                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |          0                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |                            0                                        |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                            0%                                       |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                       IN                                            |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  11  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


Item 1(a).       Name of Issuer:
                 ---------------

                 Nanophase Technologies Corporation (the "Issuer").

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 ------------------------------------------------

                 453 Commerce Street, Burr Ridge, Illinois  60521.

Item 2(a).       Names of Persons Filing:
                 ------------------------

                 ARCH Venture Fund, L.P. ("ARCH Venture Fund"); ARCH Development Corporation ("ARCH Development Corporation"); ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("ARCH Venture Partners"); ARCH Venture Corporation ("ARCH Venture Corporation"); Steven Lazarus, Keith Crandell and Robert Nelsen (collectively, the "Managing Directors"). ARCH Venture Fund, ARCH Development Corporation, ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).       Address of Principal Business Office:
                 -------------------------------------

                 8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

Item 2(c).       Citizenship:
                 ------------

                 ARCH Venture Fund, ARCH Venture Fund II, ARCH Management Partners II and ARCH Venture Partners are limited partnerships organized under the laws of the State of Delaware. ARCH Venture Corporation and ARCH Development Corporation are corporations organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

Item 2(d).       Title of Class of Securities:
                 -----------------------------

                 Common Stock, $.01 (the "Common Stock").

Item 2(e).       CUSIP Number:
                 -------------

                 630079101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                 ----------------------------------------------------------

                 Not Applicable.

Item 4.          Ownership:
                 ----------

                 (a)     Amount Beneficially Owned:
                         --------------------------

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  12  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                         As of December 31, 1998, no shares are beneficially owned by any of the Reporting Persons.

                 (b)     Percent of Class:
                         -----------------

                         ARCH Venture Fund, 0%; ARCH Development Corporation, 0%; ARCH Venture Fund II, 0%; ARCH Management Partners II, 0%; ARCH Venture Partners, 0%; ARCH Venture Corporation, 0%; Steven Lazarus, 0%; Keith Crandell, 0%; and Robert Nelsen, 0%. The foregoing percentages are calculated based on the 12,564,638 shares of Common Stock reported to be outstanding in the Issuer's Quarterly Report Form 10-Q for the quarterly period ending September 30, 1998.

                 (c)     Number of Shares as to Which Such Person Has:
                         ---------------------------------------------

                         (i)  Sole power to vote or to direct the vote:
                              -----------------------------------------

                         Each of the Reporting Persons has 0 sole power to direct the vote.

                         (ii) Shared power to vote or to direct the vote:
                              -------------------------------------------

                         Each of the Reporting Persons has 0 shared power to direct the vote.

                         (iii) Sole power to dispose or to direct the
                         disposition of:
                         ---------------------------------------------

                         Each of the Reporting Persons has 0 sole power to dispose or to direct the disposition of.

                         (iv) Shared power to dispose or to direct the disposition of:
                         ----------------------------------------------

                         Each of the Reporting Persons has 0 shared power to dispose or to direct the disposition of.

Item 5.          Ownership of Five Percent or Less of a Class:
                 ---------------------------------------------

                 Each of the Reporting Persons is the owner of less than 5% of a class.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person:
                 ---------------------------------------------------------

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                 Company:
                 -------------------------------------------------------------

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group:
                 ----------------------------------------------------------

                 ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corporation, the Managing Directors, ARCH Venture Fund, and ARCH Development Corporation expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  13  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


Item 9.          Notice of Dissolution of Group:
                 -------------------------------

                 Not Applicable.

Item 10.         Certification:
                 --------------

                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  14  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 1999        ARCH VENTURE FUND II, L.P.

                               By:     ARCH Management Partners II, L.P.
                                       its General Partner

                                       By:     ARCH Venture Partners, L.P.
                                               its General Partner

                                               By:     ARCH Venture Corporation
                                                       its General Partner

                                                       By:  /s/ Steven Lazarus
                                                            ------------------
                                                            Managing Director

                               ARCH MANAGEMENT PARTNERS II, L.P.

                               By:     ARCH Venture Partners, L.P.
                                       its General Partner

                                       By:     ARCH Venture Corporation
                                               its General Partner

                                               By:  /s/ Steven Lazarus
                                                    ------------------
                                                    Managing Director

                               ARCH VENTURE PARTNERS, L.P.

                               By:     ARCH Venture Corporation
                                       its General Partner

                                       By:  /s/ Steven Lazarus
                                            ------------------
                                            Managing Director

                               ARCH VENTURE CORPORATION

                               By: /s/ Steven Lazarus
                                   ------------------
                                   Managing Director

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  15  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                                        ARCH VENTURE FUND, L.P.

                                        By:     ARCH Development Corporation
                                                its General Partner


                                                By:  /s/ Steven Lazarus
                                                     ------------------
                                                     Steven Lazarus

                                                Its: Agent and Attorney In Fact
                                                     --------------------------

                                        ARCH DEVELOPMENT CORPORATION


                                                By:  /s/ Steven Lazarus
                                                     ------------------
                                                     Steven Lazarus

                                                Its: Agent and Attorney In Fact


                                        /s/ Steven Lazarus
                                        --------------------------
                                        Steven Lazarus

                                        /s/ Keith Crandell
                                        --------------------------
                                        Keith Crandell

                                        /s/ Robert Nelsen
                                        --------------------------
                                        Robert Nelsen

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  16  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                                                                       Exhibit 1
                                                                       ---------


                                    AGREEMENT
                                    ---------

         Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Nanophase Technologies Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 5, 1999         ARCH VENTURE FUND II, L.P.

                                By:     ARCH Management Partners II, L.P.
                                        its General Partner

                                        By:     ARCH Venture Partners, L.P.
                                                its General Partner

                                                By:     ARCH Venture Corporation
                                                        its General Partner

                                                        By:  /s/ Steven Lazarus
                                                             -------------------
                                                             Managing Director

                                        ARCH MANAGEMENT PARTNERS II, L.P.

                                        By:     ARCH Venture Partners, L.P.
                                                its General Partner

                                                By:     ARCH Venture Corporation
                                                        its General Partner

                                                        By:  /s/ Steven Lazarus
                                                             -------------------
                                                             Managing Director

                                        ARCH VENTURE PARTNERS, L.P.

                                        By:     ARCH Venture Corporation
                                                its General Partner

                                                By:  /s/ Steven Lazarus
                                                     --------------------
                                                     Managing Director

                                        ARCH VENTURE CORPORATION

                                        By: /s/ Steven Lazarus
                                            ----------------------
                                            Managing Director

----------------------------------                   ---------------------------
|CUSIP NO. 630079101             |   13G            |   Page  17  of 17 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                                        ARCH VENTURE FUND, L.P.

                                        By:     ARCH Development Corporation
                                                its General Partner

                                                By: /s/ Steven Lazarus
                                                    ----------------------
                                                    Steven Lazarus

                                                Its: Agent and Attorney In Fact
                                                     ---------------------------

                                        ARCH DEVELOPMENT CORPORATION


                                                By:     /s/ Steven Lazarus
                                                        -----------------------
                                                        Steven Lazarus

                                                Its: Agent and Attorney In Fact
                                                     ---------------------------



                                        /s/ Steven Lazarus
                                            ----------------------
                                            Steven Lazarus

                                        /s/ Keith Crandell
                                            ----------------------
                                            Keith Crandell

                                        /s/ Robert Nelsen
                                            ----------------------
                                            Robert Nelsen